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                                                                    EXHIBIT 12.1


                        FEDERATED DEPARTMENT STORES, INC.
        COMPUTATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES(a)
                        (IN MILLIONS, EXCEPT RATIO DATA)


                                        26 Weeks   Fiscal Year  Fiscal Year  Fiscal Year Fiscal Year  Fiscal Year
                                          Ended       Ended        Ended       Ended       Ended         Ended
                                          8/4/01      2/3/01      1/29/00     1/30/99     1/31/98       2/1/97
                                        --------   ----------   ----------   ----------- -----------  -----------
Income before income taxes and            $  211      $  113      $1,346      $1,163      $  958        $  441
  extraordinary items ...................
Add: Portion of rents representative
  of the interest factor ................     63         132         118         113         120           117

    Interest Expense ....................    202         444         368         304         418           499
                                          ------      ------      ------      ------      ------        ------
Adjusted Income ........................  $  476      $  689      $1,832      $1,580      $1,496        $1,057
                                          ======      ======      ======      ======      ======        ======

Fixed Charges:
    Interest Expense ...................  $  202      $  444      $  368      $  304      $  418        $  499
    Capitalized Interest ...............       1           3           3           3           2             1
    Portion of rents representative of
    the interest factor ................      63         132         118         113         120           117
                                          ------      ------      ------      ------      ------        ------
Total Fixed Charges ....................  $  266      $  579      $  489      $  420      $  540        $  617
                                          ======      ======      ======      ======      ======        ======

Ratio of earnings to fixed charges .....     1.8x        1.2x        3.7x        3.8x        2.8x          1.7x


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     (a) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding interest capitalized). Fixed charges represent interest incurred, amortization of debt expenses, and that portion of rental expenses on operating leases deemed to be the equivalent of interest.